Exhibit 16.1
July 9, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:

We have read the statements made by The Beauty Health Company (formerly Vesper Healthcare Acquisition Corp.) under Item 4.01 of its Form 8-K/A dated May 4, 2021 and filed on July 9, 2021. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of The Beauty Health Company (formerly Vesper Healthcare Acquisition Corp.) contained therein.
Very truly yours,
/s/ Marcum LLP
Marcum LLP